Exhibit 99.1

B&G Foods Reports Strong Net Sales and Earnings Growth for Third Quarter 2020

— Provides Full Year 2020 Guidance —

Parsippany, N.J., November 5, 2020—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2020, which include the favorable impact of continued strong demand for the Company’s products due to the ongoing COVID-19 pandemic and an extra reporting week in the third quarter and first three quarters of 2020 as compared to the third quarter and first three quarters of 2019.

Third Quarter 2020 Financial Summary (vs. Third Quarter 2019 where applicable):

●	Net sales increased 22.0% to $495.8 million
●	Base business net sales[1] increased 21.9% to $495.4 million
●	Diluted earnings per share increased 50.0% to $0.72
●	Adjusted diluted earnings per share[1] increased 37.0% to $0.74
●	Net income increased 50.6% to $46.8 million
●	Adjusted net income[1] increased 37.4% to $47.9 million
●	Adjusted EBITDA[1] increased 21.3% to $104.6 million

Commenting on the results, Kenneth G. Romanzi, President and Chief Executive Officer of B&G Foods, stated, “During the quarter, B&G Foods continued to benefit from very strong demand for our products as a result of the ongoing COVID-19 pandemic. Our portfolio of brands and products are very well-suited for the stay at home, work at home, cook and eat at home world. Thanks to the tremendous efforts of our employees, to date we have been able to keep our employees safe, avoid material disruptions to our supply chain and capitalize on the unprecedented increase in demand. We expect to see continued strong demand for our products throughout the fourth quarter and into 2021.” Mr. Romanzi continued, “We are also very excited to be adding the Crisco brand of oils and shortening to our family of brands and expect to close the Crisco acquisition during the fourth quarter. Consistent with our acquisition strategy, the acquisition is expected to be immediately accretive to our earnings per share and free cash flow.”

Guidance for Full Year Fiscal 2020 (excluding the impact of the pending Crisco acquisition):

●	Net sales range of $1.950 billion to $1.970 billion
●	Adjusted EBITDA range of $360.0 million to $370.0 million
●	Adjusted diluted earnings per share range of $2.30 to $2.40

[1]

Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the Third Quarter of 2020

Net sales for the third quarter of 2020 increased $89.5 million, or 22.0%, to $495.8 million from $406.3 million for the third quarter of 2019. The increase was primarily attributable to materially increased net sales resulting from increased demand for the Company’s products due to the COVID-19 pandemic, as well as one extra week in the third quarter of fiscal 2020 compared to the third quarter of fiscal 2019. The Company estimates that the additional week in the third quarter of 2020 contributed approximately $35.0 million to the Company’s net sales for the quarter. The Company’s net sales also benefited from the Farmwise acquisition, which was completed on February 19, 2020. Net sales of Farmwise contributed $0.4 million to the Company’s net sales for the third quarter of 2020.

Base business net sales1 for the third quarter of 2020 increased $89.1 million, or 21.9%, to $495.4 million from $406.3 million for the third quarter of 2019. The increase in base business net sales reflected an increase in unit volume of $89.8 million, partially offset by a slight decrease in net pricing of $0.4 million, or 0.1% of base business net sales, and the negative impact of foreign currency of $0.3 million.

Net sales of Green Giant (including Le Sueur) increased $37.9 million, or 31.5%; net sales of the Company’s spices & seasonings2 increased $24.3 million, or 29.5%; net sales of Victoria increased $6.3 million, or 55.9%; net sales of Maple Grove Farms increased $3.2 million, or 18.2%; net sales of Cream of Wheat increased $2.4 million, or 17.2%; and net sales of Ortega increased $1.0 million, or 3.0%, for the third quarter of 2020 as compared to the third quarter of 2019. Net sales of all other brands in the aggregate increased $14.0 million, or 11.1%, for the third quarter of 2020.

Gross profit was $136.0 million for the third quarter of 2020, or 27.4% of net sales. Excluding the negative impact of $0.1 million of acquisition/divestiture-related and non-recurring expenses during the third quarter of 2020, the Company’s gross profit would have been $136.1 million, or 27.5% of net sales. Gross profit was $108.8 million for the third quarter of 2019, or 26.8% of net sales. Excluding the negative impact of $1.5 million of acquisition/divestiture-related and non-recurring expenses during the third quarter of 2019, which includes expenses relating to the trailing non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $110.3 million, or 27.2% of net sales.

Selling, general and administrative expenses increased $5.3 million, or 13.9%, to $43.4 million for the third quarter of 2020 from $38.1 million for the third quarter of 2019. The increase was composed of increases in consumer marketing expenses of $3.8 million, general and administrative expenses of $2.7 million, selling expenses of $1.8 million and warehousing expenses of $0.3 million, partially offset by a decrease in acquisition/divestiture-related and non-recurring expenses of $3.3 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.6 percentage points to 8.8% for the third quarter of 2020, compared to 9.4% for the third quarter of 2019.

Net interest expense increased $2.2 million, or 9.4%, to $26.4 million for the third quarter of 2020 from $24.2 million in the third quarter of 2019. The increase was primarily attributable to (1) additional interest expense of $1.5 million resulting from one extra week in the third quarter of 2020 and (2) the accelerated amortization of $1.1 million of deferred debt financing costs resulting from the Company’s voluntary partial prepayment of tranche B term loans. These increases were partially offset by a reduction in average long-term debt outstanding during the quarter, primarily due to the voluntary partial prepayment of $75.0 million of tranche B term loans in August 2020.

The Company’s net income was $46.8 million, or $0.72 per diluted share, for the third quarter of 2020, compared to net income of $31.1 million, or $0.48 per diluted share, for the third quarter of 2019. The Company’s adjusted net income1 for the third quarter of 2020 was $47.9 million, or $0.74 per adjusted diluted share, compared to $34.9 million, or $0.54 per adjusted diluted share, for the third quarter of 2019.

[2]	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent.

For the third quarter of 2020, adjusted EBITDA was $104.6 million, an increase of $18.4 million, or 21.3%, compared to $86.2 million for the third quarter of 2019. The increase in adjusted EBITDA was primarily attributable to the positive impact of increased base business unit volume on the Company’s net sales as a result of the COVID-19 pandemic, as well as one extra week in the third quarter of fiscal 2020 compared to the third quarter of fiscal 2019. Adjusted EBITDA as a percentage of net sales was 21.1% for the third quarter of 2020, compared to 21.2% in the third quarter of 2019.

Financial Results for the First Three Quarters of 2020

Net sales for the first three quarters of 2020 increased $267.5 million, or 22.5%, to $1,457.7 million from $1,190.2 million for the first three quarters of 2019. The increase was primarily attributable to materially increased net sales in March through September 2020 (as compared to March through September 2019) resulting from increased demand for the Company’s products due to the COVID-19 pandemic. The Company’s net sales also benefited from one extra week in the first three quarters of 2020 and the Clabber Girl and Farmwise acquisitions, which were completed on May 15, 2019 and February 19, 2020, respectively. The Company estimates that the additional week in the third quarter of 2020 contributed approximately $35.0 million to the Company’s net sales for the first three quarters of 2020. An additional four and one-half months of net sales of Clabber Girl and an additional seven and one-half months of net sales of Farmwise contributed $33.7 million and $1.2 million, respectively, to the Company’s net sales for the first three quarters of 2020.

Base business net sales for the first three quarters of 2020 increased $232.6 million, or 19.5%, to $1,422.8 million from $1,190.2 million for the first three quarters of 2019. The increase in base business net sales reflected an increase in unit volume of $209.7 million and an increase in net pricing (inclusive of the impact of the Company’s 2019 list price increases, the trade spend optimization program the Company initiated in 2019, and a temporarily lower trade spend environment in the industry during the first half of the year) of $24.1 million, or 2.0% of base business net sales, partially offset by the negative impact of foreign currency of $1.2 million.

Net sales of Green Giant (including Le Sueur) increased $111.3 million, or 30.1%; net sales of the Company’s spices & seasonings2 increased $28.8 million, or 11.6%; net sales of Ortega increased $15.3 million, or 14.4%; net sales of Victoria increased $11.9 million, or 37.5%; net sales of Cream of Wheat increased $10.2 million, or 23.7%; and net sales of Maple Grove Farms increased $4.0 million, or 7.5%, in the first three quarters of 2020, as compared to the first three quarters of 2019. Net sales of all other brands in the aggregate increased $51.1 million, or 15.1%, for the first three quarters of 2020.

Gross profit was $375.0 million for the first three quarters of 2020, or 25.7% of net sales. Excluding the negative impact of $2.8 million of acquisition/divestiture-related and non-recurring expenses during the first three quarters of 2020, the Company’s gross profit would have been $377.8 million, or 25.9% of net sales. Gross profit was $288.7 million for the first three quarters of 2019, or 24.3% of net sales. Excluding the negative impact of $19.5 million of acquisition/divestiture-related and non-recurring expenses during the first three quarters of 2019, which includes expenses relating to the trailing non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $308.2 million, or 25.9% of net sales.

Selling, general and administrative expenses increased $11.4 million, or 9.8%, to $127.7 million for the first three quarters of 2020 from $116.3 million for the first three quarters of 2019. The increase was composed of increases in general and administrative expenses of $9.1 million, selling expenses of $6.4 million and consumer marketing expenses of $3.2 million, partially offset by decreases in acquisition/divestiture-related and non-recurring expenses of $7.0 million and warehousing expenses of $0.3 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 1.1 percentage points to 8.7% for the first three quarters of 2020, compared to 9.8% for the first three quarters of 2019.

Net interest expense increased $6.9 million, or 9.8%, to $77.3 million for the first three quarters of 2020 from $70.4 million in the first three quarters of 2019. The increase was primarily attributable to the following factors: (1) additional interest expense of $1.5 million resulting from one extra week in the third quarter of 2020, (2) the accelerated amortization of $1.1 million of deferred debt financing costs resulting from the Company’s voluntary partial prepayment of tranche B term loans, and (3) an increase in average long-term debt outstanding during the first three quarters of 2020 as compared to the first three quarters of 2019.

The Company’s net income was $119.8 million, or $1.86 per diluted share, for the first three quarters of 2020, compared to net income of $66.1 million, or $1.01 per diluted share, for the first three quarters of 2019. The Company’s adjusted net income for the first three quarters of 2020 was $123.2 million, or $1.91 per adjusted diluted share, compared to $88.4 million, or $1.35 per adjusted diluted share, for the first three quarters of 2019.

For the first three quarters of 2020, adjusted EBITDA was $287.9 million, an increase of $54.9 million, or 23.5%, compared to $233.0 million for the first three quarters of 2019. The increase in adjusted EBITDA was primarily attributable to the positive impact of increased base business unit volume on the Company’s net sales as a result of the COVID-19 pandemic, as well as increased net sales due to an extra four and one-half months of Clabber Girl in the first three quarters of 2020, and one extra week in the third quarter of fiscal 2020 compared to the third quarter of fiscal 2019. Adjusted EBITDA as a percentage of net sales was 19.8% for the first three quarters of 2020, compared to 19.6% in the first three quarters of 2019.

Fiscal Quarter Calendar Clarification

Typically, the Company’s fiscal quarters and fiscal year consist of 13 and 52 weeks, respectively, ending on the Saturday closest to December 31 in the case of the Company’s fiscal year and fourth fiscal quarter, and on the Saturday closest to the end of the corresponding calendar quarter in the case of the Company’s fiscal quarters. As a result, a 53rd week is added to the Company’s fiscal year every five or six years. The Company’s fiscal year ending January 2, 2021 (fiscal 2020) contains 53 weeks. Generally when this occurs, the Company’s fourth fiscal quarter contains 14 weeks. However, based upon a third quarter end date of October 3, 2020 (the Saturday closest to September 30) and a fourth quarter end date of January 2, 2021 (the Saturday closest to December 31), for fiscal 2020, the third quarter contained 14 weeks and the fourth quarter will contain 13 weeks. Fiscal 2019 contained 52 weeks and each quarter of 2019 contained 13 weeks.

Full Year Fiscal 2020 Guidance

For fiscal 2020, net sales are expected to be approximately $1.950 billion to $1.970 billion, adjusted EBITDA is expected to be approximately $360.0 million to $370.0 million and adjusted diluted earnings per share is expected to be approximately $2.30 to $2.40. For fiscal 2020, capital expenditures are expected to be approximately $40.0 million to $45.0 million.

The Company’s full year fiscal 2020 guidance excludes the impact of the pending acquisition of the Crisco brand, which is expected to close in the fourth quarter of 2020.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition/divestiture-related and non-recurring expenses, gains and losses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Agreement to Acquire the Crisco Brand

On October 26, 2020, B&G Foods announced that it had entered into an agreement to acquire the Crisco brand of oils and shortening from The J. M. Smucker Co. for approximately $550.0 million in cash, subject to a post-closing adjustment based upon inventory at closing. As part of the acquisition, B&G Foods is also acquiring a manufacturing facility and warehouse in Cincinnati, Ohio. The asset purchase agreement includes an agreement for Smucker to provide certain transition services associated with the acquired business for up to nine to twelve months following closing. Subject to regulatory approval and the satisfaction of customary closing conditions set forth in the asset purchase agreement, B&G Foods expects the acquisition to close during the fourth quarter of 2020.

B&G Foods projects that in 2021, the acquired business will continue to benefit from increased demand due to the COVID-19 pandemic and generate annual net sales of approximately $270.0 million, adjusted EBITDA in the range of $65.0 million to $70.0 million and adjusted diluted earnings per share in the range of $0.45 to $0.50. Because the acquisition will be structured as an asset purchase, B&G Foods expects to realize approximately $75.0 million in tax benefits on a net present value basis. At the midpoint of B&G Foods’ 2021 projected adjusted EBITDA for the business, the acquisition represents a purchase price multiple of approximately 8.1 times adjusted EBITDA (or 7.0 times adjusted EBITDA net of expected tax benefits).

B&G Foods expects to fund the acquisition and related fees and expenses with cash on hand and revolving loans under its existing credit facility.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, November 5, 2020 to discuss third quarter 2020 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the third quarter and first three quarters of 2020 and 2019, along with the components of EBITDA and adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA and overall expectations for fiscal 2020 and beyond, including statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share, capital expenditure and overall expectations for fiscal 2020 and beyond; B&G Foods’ expectations regarding the planned acquisition of the Crisco brand and the timing and financing thereof; the expected impact of the planned acquisition, including, without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow, and the expected tax benefits of the acquisition. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the impact of the COVID-19 pandemic on the Company’s business, including, without limitation, the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption; the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the U.S. CARES Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of additional modules and the integration and operation of a new enterprise resource planning

(ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 3,	December 28,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$56,967	$11,315
Trade accounts receivable, net	163,713	143,908
Inventories	476,275	472,187
Prepaid expenses and other current assets	37,603	25,449
Income tax receivable	18,063	8,934
Total current assets	752,621	661,793

Property, plant and equipment, net	283,046	304,934
Operating lease right-of-use assets, net	33,336	38,698
Goodwill	598,860	596,391
Other intangible assets, net	1,601,429	1,615,126
Other assets	2,853	3,277
Deferred income taxes	6,760	7,371
Total assets	$3,278,905	$3,227,590

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$185,362	$114,936
Accrued expenses	45,681	55,659
Current portion of operating lease liabilities	10,731	9,813
Current portion of long-term debt	—	5,625
Income tax payable	21,971	454
Dividends payable	30,520	30,421
Total current liabilities	294,265	216,908

Long-term debt	1,804,586	1,874,158
Deferred income taxes	274,795	254,339
Long-term operating lease liabilities, net of current portion	25,509	31,997
Other liabilities	36,374	37,646
Total liabilities	2,435,529	2,415,048

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,252,859 and 64,044,649 shares issued and outstanding as of October 3, 2020 and December 28, 2019, respectively	643	640
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(39,177)	(31,894)
Retained earnings	881,910	843,796
Total stockholders’ equity	843,376	812,542
Total liabilities and stockholders’ equity	$3,278,905	$3,227,590

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 28,	October 3,	September 28,
	2020	2019	2020	2019
Net sales	$495,759	$406,311	$1,457,668	$1,190,242
Cost of goods sold	359,733	297,530	1,082,625	901,515
Gross profit	136,026	108,781	375,043	288,727

Operating expenses:
Selling, general and administrative expenses	43,395	38,112	127,715	116,265
Amortization expense	4,735	4,729	14,197	13,821
Operating income	87,896	65,940	233,131	158,641

Other income and expenses:
Interest expense, net	26,430	24,152	77,318	70,405
Other income	(702)	(59)	(1,856)	(842)
Income before income tax expense	62,168	41,847	157,669	89,078
Income tax expense	15,355	10,759	37,853	22,948
Net income	$46,813	$31,088	$119,816	$66,130

Weighted average shares outstanding:
Basic	64,217	65,081	64,133	65,336
Diluted	64,801	65,103	64,434	65,370

Earnings per share:
Basic	$0.73	$0.48	$1.87	$1.01
Diluted	$0.72	$0.48	$1.86	$1.01

Cash dividends declared per share	$0.475	$0.475	$1.425	$1.425

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 28,	October 3,	September 28,
	2020	2019	2020	2019
Net income	$46,813	$31,088	$119,816	$66,130
Income tax expense	15,355	10,759	37,853	22,948
Interest expense, net	26,430	24,152	77,318	70,405
Depreciation and amortization	15,589	15,122	46,508	43,542
EBITDA(1)	104,187	81,121	281,495	203,025
Acquisition/divestiture-related and non-recurring expenses(2)	423	5,111	6,403	13,630
Inventory reduction plan impact(3)	—	—	—	16,382
Adjusted EBITDA(1)	104,610	86,232	287,898	233,037
Income tax expense	(15,355)	(10,759)	(37,853)	(22,948)
Interest expense, net	(26,430)	(24,152)	(77,318)	(70,405)
Acquisition/divestiture-related and non-recurring expenses(2)	(423)	(5,111)	(6,403)	(13,630)
Inventory reduction plan impact(3)	—	—	—	(16,382)
Write-off of property, plant and equipment	—	76	(61)	89
Deferred income taxes	5,587	8,382	19,868	15,622
Amortization of deferred debt financing costs and bond discount	1,965	873	3,764	2,618
Share-based compensation expense	2,817	999	7,061	2,963
Changes in assets and liabilities, net of effects of business combinations	(86,834)	(72,057)	35,347	(129,635)
Net cash provided by (used in) operating activities(4)	$(14,063)	$(15,517)	$232,303	$1,329

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above). The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including severance and other expenses relating to a workforce reduction; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2020 of $0.4 million and $6.4 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a 2019 workforce reduction and certain other cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2019 of $5.1 million and $13.6 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl acquisition, transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction.
(3)	Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the first three quarters of 2019, inventory reduction plan impact of $16.4 million includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.
(4)	The Company’s divestiture of Pirate Brands during the fourth quarter of 2018 resulted in a gain on sale during 2018 of approximately $176.4 million. The gain on sale negatively impacted the Company’s income taxes for 2019 by approximately $73.9 million, which includes a cash tax payment the Company made during the second quarter of 2019 of $44.7 million and a cash tax benefit the Company otherwise would have expected to receive of approximately $29.2 million. Excluding the negative tax impact of the gain on sale, the Company’s net cash provided by operating activities for the first three quarters of 2019 would have been approximately $75.2 million.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 28,	October 3,	September 28,
	2020	2019	2020	2019
Net income	$46,813	$31,088	$119,816	$66,130
Acquisition/divestiture-related and non-recurring expenses, net of tax(1)	319	3,794	4,834	10,119
Inventory reduction plan impact, net of tax(2)	—	—	—	12,162
Accelerated amortization of deferred debt financing costs(3)	808	—	808	—
Tax benefit(4)	—	—	(2,258)	—
Adjusted net income	$47,940	$34,882	$123,200	$88,411
Adjusted diluted earnings per share	$0.74	$0.54	$1.91	$1.35

(1)	Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2020 primarily includes acquisition and integration expenses for the Clabber Girl and Farmwise acquisitions, and severance and other expenses primarily relating to a 2019 workforce reduction and certain other cost savings initiatives. Acquisition/divestiture-related and non-recurring expenses for the third quarter and first three quarters of 2019 primarily includes acquisition and integration expenses for the Clabber Girl acquisition, transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction.
(2)	Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For the first three quarters of 2019, inventory reduction plan impact of $16.4 million (or $12.2 million net of taxes) includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.
(3)	Interest expense for the third quarter and first three quarters of 2020 includes the accelerated amortization of deferred debt financing costs of $1.1 million (or $0.8 million net of taxes), resulting from the Company’s voluntary partial prepayment of tranche B term loans.
(4)	The first three quarters of 2020 includes a $2.3 million tax benefit associated with the U.S. CARES Act, which was recorded during the first quarter of 2020.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 28,	October 3,	September 28,
	2020	2019	2020	2019
Net sales	$495,759	$406,311	$1,457,668	$1,190,242
Net sales from acquisitions(1)	(376)	—	(34,906)	—
Base business net sales(2)	$495,383	$406,311	$1,422,762	$1,190,242

(1)	Includes four and one-half months of net sales for Clabber Girl in the first three quarters of 2020, for which there was no comparable period of net sales in the first three quarters of 2019. Also includes net sales for Farmwise for the third quarter and first three quarters of 2020. Clabber Girl was acquired on May 15, 2019 and Farmwise was acquired on February 19, 2020.
(2)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified during the third quarter of 2019 from the definition the Company had most recently used. Under the Company’s most recent prior definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the last day of the quarter in which the first anniversary of the date of acquisition occurred. The Company believes that it is more useful to measure base business net sales on a partial quarter basis based upon the actual period of comparable ownership instead of adjusting for an entire quarter.